Exhibit 10.8

HEALTHCARE IT PLATFORM AGREEMENT
Between
CYFLUENT, INC.
And
HYGEA HEALTH NETWORK, INC.

This HEALTHCARE IT PLATFORM AGREEMENT is effective as of this 3rd of August, 2009 by and between CYFLUENT, INC., a Virginia corporation, with its principal place of business at 11951 Freedom Drive, 13th Floor, Reston, Virginia 20190 hereinafter referred to as "CYFLUENT" or the "Licensor", and HYGEA HEALTH NETWORK, INC,, a Florida corporation with its principal place of business at 7925 NW 12th St. Suite 321, Miami, Florida, 33126, hereinafter referred to as "HYGEA" or the "Licensee".

WHEREAS, CYFLUENT is a Healthcare IT software company with resources that have more than 30 years of experience in the Software and Health IT industry. The CyfluentChareld platform will provide HYGEA with the ability to capture clinical information about each practice in the network, and to consolidate, aggregate and use this information to achieve three major objectives: lower cost of health care delivery, greater access and improve patient traffic, and higher level of quality in each of the practices in Hygea Network, thus enabling HYGEA with a unique advantage in the Industry.

WHEREAS, the CYFLUENT Platform is a low-cost offering in the Healthcare IT industry with an Internet-based access and deployment model that allows for millions of transactions to interoperate at a low cost. These economies come from CYFLUENT's Service-Oriented Architecture ("SOA") and Continuity of Care Standards.

WHEREAS, CYFLUENT will enable HYGEA to build a Health information Network like no other in the industry, where new services can be added to the platform for more value and better performance, leveraging all of the information that exists today in these practices.

WHEREAS, HYGEA, through its subsidiary Palm Medical Network ("Palm"), contracts and owns a comprehensive network of physician practices throughout Florida. HYGEA is also a Management Services Organization ("MSO") that facilitates back end office tasks such as billing and scheduling for its physicians' offices. Through efficiencies of scale and the addition of Stark-compliant ancillary services, Palm physicians can increase their revenue streams; and

WHEREAS, HYGEA would like to use CYFLUENT's IT Platform in its network of physician practices, and CYFLUENT would like to utilize HYGEA's network as a premiere conduit for implementation of CYFLUENT's services;

THEREFORE, in consideration of the mutual covenants that follow, the Parties agree:

1. Terminology

Healthcare IT Platform Agreement	Confidential and Proprietary

1.1. Acceptance — Acceptance shall occur upon installation and performance pursuant to the written specifications of the IT Platform agreed to by the parties, but shall be no later than thirty (30) days from installation. Acceptance for service performed will be upon agreement of milestone completion of any service agreement between the parties, but will be no later than ten (10) days from completion of service delivery.

1.2. Data — All materials, including but not limited to graphic, picture, text, audio, video, software or information not generated by CYFLUENT or under contract or agreement with CYFLUENT, posted by or at the direction of or on behalf of HYGEA.

1.3. Software as a Service or "SaaS" — A software deployment model where CYFLUENT remotely hosts the particular software application while making it available to users over the Internet or by other remote access, and provides general maintenance and support service to the software application as remotely hosted. The Application will be hosted on servers maintained and secured or contracted for by CYFLUENT.

1.4. Application — The CCR-compliant CyfluentChartTM software platform hosted in an Application Service Provider (ASP) site and deployed to HYGEA via "SaaS".

1.5. CCR — Continuity of Care Record. The CCR is defined as set forth in the ATSM specification of the Continuity of Care Record, Int'l E 2369-05, approved July 2006. "CCRcompliant" means that the CCR as implemented will adhere to this defined and documented standard.

1.6, Release means an Application version that may be subsequently made available to HYGEA for its physician network that incorporates any enhancements, updates, or other changes made by CYFLUENT to the Application since the previous Release.

1.7. Use means to cause a computer to execute any machine readable portion of Application or to make use of any CYFLUENT documentation or related materials in connection with the execution of any machine readable portion of an Application.

1.8. Affiliate means any corporation, limited liability company, partnership, or other firm of legal entity that directly or indirectly controls, is controlled by, or is tinder common control with Licensee.

1.9. Members or Lives — Either of these terms refers to patients enrolled in a Medicare Advantage ("MA") Health Maintenance Organization ("HMO"). The Members under this Agreement specifically refer to those contracted under one of the Palm Medical Network IPA's MSOs, except as referenced in Section 3.6.

1.10. Fee-for-Service Members — This term refers to patients of a HYGEA owned and/or managed practice that are NOT enrolled in a Medicare Advantage ("MA") Health Maintenance Organization ("HMO").

2. Ownership and Title

2.1. The Application is a software application that is licensed, not sold. HYGEA acknowledges that the Application (including any changes HYGEA may request or suggest) is the sole property of CYFLUENT. Title to each copy of the Application including but not limited to, programs, source and object codes, tapes listing, updates, modifications and other programming documentation, prepared for or delivered to Licensee pursuant to this Agreement and all related intellectual property rights embodied in or represented by the Software will remain with CYFLUENT at all times, as will all other rights not explicitly granted to HYGEA under this Agreement.

Healthcare IT Platform Agreement	Confidential and Proprietary

2.2. All right, title and interest in the Data as stored by the Application for HYGEA shall remain with HYGEA or a HYGEA designee.

2.3. Transfers. Under no circumstances shall the Licensee intentionally and/or negligently sell, license, publish, display, distribute or otherwise transfer to a third party the Application or any copy thereof, in whole or in part, without CYFLUENT's prior written consent. Under no cirewnstances shall CYFLUENT intentionally and/or negligently sell, publish, display or distribute or otherwise transfer to a third party the Data without HYGEA's prior written consent. In the event of a breach of this Section 23, the Aggrieved Party will not have an adequate remedy in money damages and shall therefore be entitled to obtain an injunction against such breach from any court of competent jurisdiction immediately upon request. The right to obtain injunctive relief shall not limit the right to seek further remedies and damages.

2.4. Grant of License. Subject to HYGEA' s compliance with the terms and conditions of this Agreement, CYFLUENT grants the Licensee, a non-exclusive, non-transferable limited right and license to use the Application for its own business purposes as set forth herein. All rights not expressly granted to the Licensee are reserved to CY FLUENT.

3. Software as a Service (SaaS) Terms

3.1. License and right to use. For each practice authorized by CYFLUENT to access the software, HYGEA will pay a monthly service fee as defined in Sections 3.4 and 3.5. The right to use the Application is granted while the monthly payments for usage of the Application are current and paid in full.

3.2. Hosting of Software. HYGEA acknowledges that the Application will be hosted at a third-party hosting facility or ASP of CYFLUENT's selection.

3.3. Period of Use. The initial term of use will be for three (3) years, starting with the first .physician practice access to the Application. After the initial term of use, this Agreement automatically renews for additional twelve (12) month periods unless terminated by HYGEA by giving CYFLUENT sixty (60) days written notice prior to the end of any twelve-month term. Notwithstanding the other provisions of this Section 3.3, CYFLUENT reserves the right to terminate this Agreement if there are not at least 35,000 Members added per year in each of the first three (3) years of this Agreement.

3.4. Fee for Member Use. HYGEA shall pay CYFLUENT a fee of $5.00 per Member, per month (hereinafter referred to as "PMPM") for the initial up to 165,000 Members, and $3.00 PMPM thereafter. After the initial 3-year term of this Agreement, the fees under this Section will be increased by the amount of inflation since the date of the setting of the immediate prior price. For purposes of this Section, inflation shall be defined as the increase in the CPI for the period in question as reported by the U.S. DO L Bureau of Labor Statistics.

3.5. Fee for Fee-for-Service Member Use. HYGEA shall pay CYFLUENT a fee per Fee-forService Member for each month that said Fee-for-Service Member visits a practice. Said Fee- for-Service Member visit to a practice is defined as a "Unique Visit" for Forecasting and reporting purposes. After the initial 3-year term of this Agreement, the fees under this Section will be increased by the amount of inflation since the date of the setting of the immediate prior price. For purposes of this Section, inflation shall be defined as the increase in the CPI for the period in question as reported by the U.S. DOL Bureau of Labor Statistics. Furthermore, the amount of said fee shall be agreed to by both parties within ninety day(s) of the date of the installation of the initial site but no later than the date that the second practice is installed. Said fee amount shall be retroactive to all practices and to the date that the initial practice was placed into production. In the event that an agreement as to the amount of said fee cannot be reached, Cyfluent shall have the right to terminate this Agreement.

Healthcare IT Platform Agreement	Confidential and Proprietary

3.6. Services for Non-HYGEA clients. HYGEA may introduce CYFLUENT to other potential clients ("Third Parties") that will directly contract services from CYFLUENT for the Application. Any lives contracted via said Third Parties by CYFLUENT shall be credited to the initial 165,000 Members referenced in Section 3.4 above. Payments for Non-Hygea lives contracted via Third Parties shall be made by said Third Parties.

3.7. Communications. Communication to the Application will be through the Internet. HYGEA is responsible for installation, administration, maintenance and all costs associated with establishing Internet access for all physician practices, including all necessary computers, associated hardware and computer software. CYFLUENT is responsible for bandwidth arrangements and security with any hosting facility so that HYGEA practices are able to access the Application.

3.8. Right to Audit. HYGEA agrees to maintain accurate and auditable records of the number of Members and Fee-for-Service Members classified by each physician practice and report these numbers to CYFLUENT on a monthly basis. HYGEA grants CYFLUENT the right to audit, at CYFLUENT's expense, HYGEA's records and/or the records of the physician practices in order to validate the number of registered Members and Fee-for-Service Members of each physician practice as reported by HYGEA. In the event that an audit reveals findings that indicate money is owed to CYFLUENT, HYGEA agrees to pay any and all sums due to CYFLUENT within sixty (60) days of said audit.

3.9. Termination. The termination of this Agreement shall rescind the license granted and revoke all rights granted to or accrued by the Licensee to use the Application.

3.10. Turnover of Data at Termination. In the event of and at the point of termination of this Agreement, CYFLUENT shall allow HYGEA access to the Data, and HYGEA shall take possession of the Data within thirty (30) days. HYGEA will be responsible for all storage, backup, transporting, transferring, and security of the Data and any and all costs associated with said responsibilities from the date of Termination. CYFLUENT will assist HYGEA in HYGEA's retrieval of the Data at no cost to CYFLUENT.

3.11. Other Services. CYFLUENT shall provide implementation and training services for a price of $20,000 per physician practice deployment for the first fifty (50) physician practices and thereafter it will be offered on a time and materials basis following the then current CYFLUENT prices for time and materials work.

3.12. Government Funding/Reimbursements. CYFLUENT will assist HYGEA with attempting to meet the requirements of the Meaningful Health Record as defined by Obama's Recovery Act Package with the objective to collect approximately $40,000 per physician practice. CYFLUF.NT's efforts shall be restricted to its expertise in technology and platform as it pertains to the Recovery Act, and CYFLUENT does not guarantee or warrant that HYGEA will obtain government funding or reimbursement.

3.13.Rollout Schedule. A forecasted schedule for the installation and activation of services per practice has been included as Exhibit B. HYGEA and CYFLUENT acknowledge that this schedule is a non-binding schedule intended to be used for planning purposes only.

Healthcare IT Platform Agreement	Confidential and Proprietary

4. Market Restrictions

4.1. State of Florida market. CYFLUENT will work with HYGEA to secure grants from the State of Florida or from Health Resources and Services Administration (HRSA) for Florida. In the State of Florida, CYFLUENT will address the market through HYGEA exclusively. In the event CYFLUENT wishes to conduct business in Florida with a party other than HYGEA, CYFLUENT will request authorization to do so from HYGEA, such authorization shall not be unreasonably withheld.

4.2. The Non-Palm Med HMO market. CYFLUENT will work in conjunction with HYGEA to provide CYFLUENT services to the non-Palm Med HMO market.

5. Confidentiality and Rights to Property

5.1. Each party acknowledges that certain material and information that has or will come into their possession in connection with this Agreement, or the performance hereof, consists of confidential and proprietary data and information, of which the disclosure to or use by third parties could be damaging. Confidential and proprietary data and information includes, but is not limited to, information related to the Application supplied hereunder and all software as well as the research, development, trade secrets, or business affairs of the parties to this Agreement, their employees, customers, subsidiaries, affiliates, and agents, Both parties therefore agree to hold such data and information in the strictest confidence, and not to intentionally and/or negligently release any such data or information except to employees or contractors requiring such data or information in connection with the use of the Application. Each party hereto agrees, upon request of the other party, to require all employees and contractors who directly have use or have access to configurations and proprietary data to sign a nonuse and nondisclosure agreement to ensure that the obligations of nonuse and nondisclosure of confidential and proprietary data and information under this Agreement will be satisfied.

5.2. Nothing herein shall limit either party's use or dissemination of information or data that (i) has properly been made public by CYFLUENT or HYGEA, (ii) is in the public domain, (iii) was revealed by the party seeking the protections of this provision to others on a nonconfidential basis, (iv) is made pursuant to the direction of any court, or (v) by its content and nature would not reasonably be construed to be confidential by either patty unless one party specifically requests the other party in writing to protect the confidentiality of such specific information.

5.3. Each Party will hold the Application and proprietary data of the other Party in confidence al least to the same extent that it protects its own similar confidential information and will take all reasonable precautions consistent with generally accepted standards in the data processing industry to safeguard the confidentiality of each Application and all Data, No portion of an Application may be duplicated by Licensee.

5.4. If through proof that one Party's intentional and/or negligent actions or failure to act, confidential or proprietary data or information is in the possession of a third party without the express written consent of the other Party (the "Aggrieved Party"), the Party whose actions or failure to act caused the confidential or proprietary data or information to conic into thc possession of a third party shall, at its expense, proceed against any third party who acquires confidential or proprietary data or information from said Party. Said Party shall utilize all necessary legal remedies to enjoin or otherwise prevent such third party from dispersing or disseminating said data or information to any other party, and shall further enjoin and prevent such third party from using confidential or proprietary data or information for its own purpose. If said Party is unwilling or unable to proceed against any third party who has acquired such confidential or proprietary data or information, the Aggrieved Party may proceed against such third party to protect its rights, data and information and shall be reimbursed by the other Party for all reasonable costs or expenses, including reasonable attorney's fees. The other Party will indemnify the Aggrieved Party for all losses as a result of a third party acquiring confidential or proprietary data or information.

Healthcare IT Platform Agreement	Confidential and Proprietary

5.5. The Parties acknowledge that, in the event of breach of any of the forgoing provisions by one Party, the Aggrieved Party will not have an adequate remedy in money damages and shall therefore be entitled to obtain an injunction against such breach from any court of competent jurisdiction immediately upon request. The right to obtain injunctive relief shall not limit the right to seek further remedies and damages.

5.6. The Parties' obligations under this Section 5 will survive the termination of this Agreement for seven (7) years following the termination date.

5.7. HYGEA shall not, and shall not allow another person or entity, to modify, adapt, translate, reverse engineer, decompile, or disassemble the Application, or otherwise attempt to discern the source code of the Application, or otherwise use the Application except as set forth herein. CYFLUENT shall not, and shall not allow another person or entity to modify, adapt or distribute the Data other than as contemplated in this Agreement.

6. Limited Warranty and Disclaimer of Liability

6.1. Warranty. CYFLUENT warrants to HYGEA that for a period of thirty (30) days from Acceptance, the Application will perform in all material respects in accordance with HYGEA's requirements as defined in Exhibit C and CYFLUENT's documentation for the then current version thereof and according to the schedule in Exhibit C. During this time, CYFLUENT agrees to correct any programming error found in the Application and make such modifications, additions, and adjustments as may be necessary in a timely manner without unnecessary delay and no extra cost to HYGEA so that the Application performs in accordance with its specifications and documentation.

6/. Limitation of Liability. IN NO EVENT WILL CYFLUENT BE LIABLE TO HYGEA FOR ANY CONSEQUENTIAL, INDIRECT, OR INCIDENTAL DAMAGES, OR ANY LOST PROFITS OR LOST SAVINGS, EVEN IF CYFLUENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR LOST PROFITS OR SAVINGS. IN ADDITION, CYFLUENT'S AGGREGATE LIABILITY FOR ANY OTHER DAMAGES, CLAIMS OR COSTS UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL BE LIMITED TO $500,000.00. THE FOREGOING LIMITATIONS AND EXCLUSIONS APPLY TO THE EXTENT PERMITTED BY APPLICABLE LAW.

Healthcare IT Platform Agreement	Confidential and Proprietary

7. Licensee's Responsibilities

claim, lawsuit or proceeding without CYFLUENT's prior written approval, lf, as a result of any claim of infringement against any patent, copyright, license or other property right, HYGEA is enjoined from using the Application, or if CYFLUENT believes that the Licensed Product is likely to become the subject of a claim of infringement, CYFLUENT at its option and expense may procure the right for HYGEA to continue to use the Application, or replace or modify the
Application so as to make it non-infringing. If neither of these two options is reasonably practicable, CYFLUENT may discontinue the license granted herein on one month's written notice. The foregoing states the entire liability of CYFLUENT with respect to infringement of any copyrights or patents by the Licensed Product, or any parts thereof.

8.2. To protect CYFLUENT's rights in the Application, Licensee shall, upon the reasonable request of CYFLUENT, promptly execute and sign any and all applications, including, but not limited to, copyright applications, any and all assignments, and any other instruments which CYFLUENT deems necessary to protect or maintain its rights in the Application.

9. Orders, Shipment, Installation and Payment

9.1. CYFLUENT will provide services and/or access to the Application in accordance with a schedule mutually agreeable to the parties.
9.2. For each physician practice, HYGEA will submit an order similar to the one shown in Exhibit A which details the services to be provided and their associated price.
9.3. Payment for implementation and training services shall be paid filly percent (50%) prior to service commencement and fifty percent (50%) upon Acceptance.

9.4. Monthly Member Report. HYGEA will generate and supply to CYFLUENT a monthly report of the physician practices that have access to the Application along with the number of Members and Fee-for-Service Members being served by said physician practices. Said report is due to CYFLUENT within 5 days of the last calendar day of each month. CYFLUENT will invoice according to this report while maintaining rights to audit pursuant to Section 3.8. If HYGEA does not submit the report by its due date, CYFLUENT reserves the right to invoice HYGEA based on CYFLUENT's estimate of the number of Members and Fee-for-Service Members per physician practice.

9.5, Invoices. All invoices from CYFLUENT to HYGEA will be delivered via mail, fax or entail to:

Hype Health Network, Inc. 7925 NW 12th St, Suite 321 Miami, FL 22126

FAX:

EMAIL:

Invoices will be paid within fifteen (15) days from the invoice date.

9.6. All shipping, handling, packaging, insurance, courier or other costs associated with the shipment of materials associated with the Application (e.g. documentation) will be paid by Licensee and will be set forth separately on a CYFLUENT invoice to Licensee. The method of shipment will be selected by CYFLUENT iinIecG ntherwise specified in writing by Licensee.

Healthcare IT Platform Agreement	Confidential and Proprietary

7.1. HYGEA may request CYFLUENT to add new functionality to the Application. HYGEA will clearly document its request as requirements, using appropriate descriptive and technical language to CYFLUENT. CYFLUENT will review the request and determine if and when the functionality may be added to the Application and the impact to the Application and users and provide a written response back to HYGEA; said written response is defined as a "Change Order". HYGEA may approve or disapprove of proceeding with the Change Order. If HYGEA has a time-critical need for implementing the Change Order other than as proposed by CYFLUENT in the Change Order, then the cost impact of such schedule change request will be determined by CYFLUENT and such costs will be the responsibility of HYGEA should they wish to proceed with the Change Order.

7.2. HYGF.A will identify, document and report each problem with the Application necessitating support service, and will supply CYFLUENT with all documentation and assistance necessary to demonstrate and diagnose the problem and will implement each patch, bypass, update or other solution to such problem provided by CYFLUENT. If Licensee requests support and CYFLUENT determines that the malfunction is not CYFLUENT Application related, or does not result from CYFLUENT's acts or omissions, CYFLUENT shall be reimbursed on a time and material basis in accordance with CYFLUENT's then current rates for Time & Materials.

7.3. After such time as a physician practice has access to the Application and training for employees of said physician practice has concluded, in the event the physician practice improperly uses the Application, HYGEA, at such time as it becomes aware of the improper use, shall use its best efforts to restore the proper use, management and supervision of the Application, audit controls, operating methods, and office procedures necessary for the intended use.

7,4. Fees for services or for the use of the Application do not include any taxes, levies, deductions or similar governmental charges, however designated, which may be imposed by any jurisdiction. The Licensee will pay all such taxes, levies, deductions, or similar government charges relating to the Application or CYFLUENT's services herein, or provide CYFLUENT with a. certification of exemption from such taxes, levies, deductions, or similar governmental charges acceptable to the appropriate authority. Licensee shall indemnify CYFLUENT with respect to any claim against or liability of CYFLUENT in connection with the foregoing including interest, penalties and fines relating thereto, where such interest, penalties and fines are due and payable as a result of an act or failure to act on the part of the Licensee.

8. Patent and Copyright

8.1. CYFLUENT warrants to HYGEA that (a) CYFLUENT owns or is duly licensed to use and/or sublicense the Application, delivered by CYFLUENT, the related documentation, and any portion thereof, (b) CYFLUENT has the full power and authority to grant HYGEA all rights herein conferred, and (c) the products, the related documentation, and any portion thereof do not infringe or violate any patent, copyright, or other property right of any third party. CYFLUENT at its own expense will defend any action brought against HYGEA to the extent that it is based on a claim that the Application used within the scope of this License Agreement infringes any patents, copyrights, license or other property right, provided that CYFLUENT is immediately notified in writing of such claim and given lull authority, information, and assistance for the defense of same. CYFLUENT shall have the right to control the defense of all such claims, lawsuits and other proceedings. In no event shall HYCJEA settle any such

Healthcare IT Platform Agreement	Confidential and Proprietary

10. Assignment, Merger or Change of Control

10.1. HYGEA shall not assign this Agreement in whole or in part without prior written permission from CYFLUENT, which shall not be unreasonably withheld. Any attempt to assign the rights, duties, or obligations that arise under this Agreement without such permission shall be void.

10.2.If HYGEA is merged into an entity that, prior to such merger, was not an Affiliate of Licensee, and such entity is the survivor of such merger (the "Surviving Entity"), then the provisions of this Agreement shall continue to apply to the Surviving Entity.

11. Default and Termination

11.1. Except as outlined in Section 11.2, in the event either party defaults in any material obligation of this Agreement, the other party shall give written notice of such default, and if the party in default has not cured the default within thirty (30) days of the notice, the other party shall have the right to terminate this Agreement.

11.2. Immediate Termination. Upon the occurrence of any act that constitutes a breach of Section 2.3, 3.4, 3.5, and/or 5 of this Agreement and/or for just cause, CYFLUENT shall have the right to terminate this Agreement and all services immediately without demand, notice or right to cure, other than its own obligations under Sections 3.10 and 5. Termination for just cause shall mean (i) termination because HYGEA is convicted of a felony involving willful fraud, willful misappropriation, embezzlement or reckless and willful destruction of CYFLUENT property, causing significant financial impairment to CYFLUENT; (ii) HYGEA is ruled insolvent by a court of competent jurisdiction, files for bankruptcy or is placed in voluntary or involuntary receivership; and/or (iii) HYGEA's operations are closed down by a government agency for violation of any federal rules.

11.3. Effect of Termination. Upon termination of this Agreement for whatever reason, the license granted under this Agreement to use the Application is immediately revoked. Within five (5) days after the termination of this Agreement for whatever reason, Licensee shall return to CYFLUENT all materials associated with the Application, including but not limited to, all originals and copies of the documentation and user manuals in HYGEA's possession. In the alternative, upon request of CYFLUENT, HYGEA shall destroy all such copies of the materials, updates and user manuals and certify in writing that they have been destroyed. TERMINATION SHALL NOT RELIEVE CYFLUENT, HYGEA AND AUTHORIZED USERS OF THEIR OBLIGATIONS REGARDING THE CONFIDENTIALITY OF ANY ITEMS OUTLINED IN SECTION 5 ABOVE.

11.4. Payments not Excused. Without limiting the provisions contained in Sections 11.1, 11.2, and 11.3, in the event of termination as a result of the HYGEA's breach of the obligations under this Agreement, Licensee shall continue to be obligated for any payments due as of the date of termination. Termination of the license shall be in addition to and not in lieu of any legal and/or equitable remedies available to CYFLUENT,

11.5. Default by Licensee. Without limiting the provisions contained in Sections 11.1, 11.2, and 11.3, in the event Licensee has failed to pay any amount when due, CYFLUENT may suspend the use of the Application by a physician office if for non-payment after installation at the site, or suspend the use of the Application by HYGEA if it is in breach of or default of any other material obligation set forth in this Agreement and such breach or non-payment remains uncured for a period of thirty (30) days after notice.

Healthcare IT Platform Agreement	Confidential and Proprietary

12. Notices

12.1. Any notices required to be given hereunder will be given in writing and sent to the address of the appropriate party indicated on the first page of this Agreement or such other address as such party may have designated by prior written notice to the other party. All notices to CYFLUENT will be addressed to the attention of: John G Ehrhardt, CEO or to another person designated by CYFLUENT. All notices to HYGEA will be addressed to the attention of: Manuel Iglesias, CEO or to another person designated by HYGEA.

13. Other Terms

13.1. Excused Nonperformance, Neither party shall be responsible for delays resulting from acts beyond the reasonable control of such party. Such acts shall include acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, power failures, earthquakes, terrorism, other disasters or other events of the same kind.

13.2. Export Control Liability. This Agreement is made subject to any present or future laws, regulations, orders or other restrictions of the United States of America, or any political stibdivision thereof, on the export from the United States of Licensed Products or Applications, or of information about Licensed Products or Applications. Licensee (i) will comply with all such laws, regulations, orders and other restrictions to the extent that they are applicable to Licensee and (ii) will not, directly or indirectly, export any such Licensed Product or information to any country.

13.3. Waiver, Amendment or Modification to Agreement. The waiver, amendment or modification of any provision hereof will not be effective unless in writing and signed by both parties.

13.4.Agreement Interpretation. In the event an inconsistency exists between this Agreement and any Exhibit, Schedule, Statement of Work or Attachment hereto, the Agreement shall control. Defined terms found in this Agreement or in any Exhibit, Schedule, Statement of Work or Attachment applies throughout the complete Agreement.

13.5. Enforcement of Terms. Should any provision of this Agreement be held to he illegal, invalid, or unenforceable for any reason, the remaining provision(s) shall remain in full force and effect as if the illegal, invalid, or unenforceable provision(s) were excised therefrom.

13.6. Entire Agreement, Governing Law. This Agreement, together with all of the attached Exhibits constitutes the entire Agreement for the licensing and support of the Application. There are no other Agreements or understandings, oral or written, relating to such licensing and support by which the parties intend to be bound. This Agreement will be governed by and construed in accordance with the laws of the State of Virginia, and venue shall reside in the county of Virginia where CYFLUENT's headquarters are located.

13.7. Section Headings. The titles to the sections of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

13.8. Inspection. During the term of this Agreement and for a period of one (I) year after its termination, CYFLUENT or its representative may, upon prior written notice to Licensee at any time, and subject to applicable laws and/or regulations, inspect the computer processors, facilities, and premises of Licensee during normal working hours for the purpose of verifying Licensee's compliance with the terms and conditions of this Agreement and the Exhibits. In conducting any such inspection, CYFLUENT shall use all reasonable efforts to minimize the disruption of Licensee's normal business activities. CYFLUENT shall be entitled to copy or otherwise reproduce any items that Licensee may have in its possession or under its control that violate the terms and conditions of this Agreement or the Exhibits.

Healthcare IT Platform Agreement	Confidential and Proprietary

IN WITNESS WHEREOF, HYGEA and CYFLUENT have caused this Agreement to be executed by their duly authorized representatives as indicated below.

For CYFLUENT, INC. For HYG	For HYG LTH NETWORK, INC.

/s/	/s/
Print:	Print:
Title:	Title:
Date:	Date:

Healthcare IT Platform Agreement	Confidential and Proprietary

Exhibit A - Example Service Order

Order Number XXXX )oc-Jun-2009

Purchaser/Billing Address:	installation Site:	Point-of-Contact:	Target Installation Dates:
Hygea Health Network, Inc.	Raul E. Tamayo, LLC	Raul E. Tamayo, LLC	Requirements:	1-Jun-09
7925 NW 12th Street	280 Weklva Springs Rd	12 IViidnite Ter:.	Installation:	10-Jun-09
Suite 321	Suite 1000	Orlando, FL 33486	Training:	22-Jun-09
Miami, FL 33126	Longwood, FL 32779	Tel: +1 (xxx) xxx-xxxx	Go-Live:	1-Jul-09
	Tel: +1 (xxx) xxx-xxxx	Email: REr@tamayo.com

SERVICE ORDER

DESCRIPTION.
			RATE	AMOUNT
2	Installation & Training Services	2	$20,000.00	$40,000.00
3	Tamayo Practicer' 1, 900 Members, Monthly Service Fee	900	$5.00	$4,500.00
4	Tamayo Practicer' 2, 761 Members, Monthly Service Fee	761	$5.00	$3,805.00
5	Custom T&M Service Reques t (see attached Statement of Work)	1	$12,600.00	$12,600.00
6
7
8
9
10
11
12

1)	Commencement of Services will begin upon reception of Deposit by CYFLUENT
2)	Fixed-Fee, installation and Training Services include Travel & Living Expenses
3)	This Service Order serves as an invol ce for the Deposit.			$
	Payment Terms:	Hosted Service:			8,305.00
4)	Monthly Service Fees may be Invoiced separately from installation and Training Fees.	Tax:
5)	Failure to pay Invoices when due shall constitute a breach of this agreement and shall be grounds for immediate termination of the rights granted hereunder.
		Total Monthly:			$8,305,00

		One-time Service:			$52,600.00

		Tax:		$

		Total One-Time:			$52,600.00

		Deposit Required	I		$26,300.00

IN WITNESS WHEREOF, Purchaser as identified above agree to the terms of this service order.

Signature, Title	Date

Printed Name, Title

Healthcare IT Platform Agreement	Confidential and Proprietary

Exhibit C - CyfluentChart" Functionality Rollout
The following is the forecast of Product Functionality as scheduled for availability from CYFLUENT for the CyfluentChartml Application.

Product Roadmap Phase I, Timeframes:
, fla nte i	:Dii •t 6#	ileac) tiinefraine
Version 2.0	First Set of Physician Practices	Aug-Sep - 2009
Version 2.1	Second Set of Physician Practices	Oct-Nov - 2009
Version 2.2	Third and subsequent set of Physician Practices	Jan 2010

CYFLUENT will provide the following Functionality according to the above schedule. Note that as a newer version of the software is released, the previously installed physician practices will have access to the newly released functionality.

Version 2.0 Functionality
Initial Installation in ASP/Hosting Facilities
CCR-compliant Electronic Health Record (El-IR) with the Cyfluent Electronic Chart that can move around all levels of care for viewing.
Integration with Hygea Standard Scheduling and Billing package, like Avisena, using standard 1-IL7 messaging.
Physician Portal, also known as the "Main Portal" available for access to information through Internet. Memory Stick Patient Health Record with ability to upload/download updates to CyfluentChartTM.

Version 2.1 Functionality
●  Ability to place orders and receive results from orders- Labs, Radiology via HL7 Messaging.

●  ePrescribing functionality, meaning the ability for a physician to use the application to generate and print a prescription.

Version 2.2 Functionality
●  Patient Portal that provides same functionality as memory stick only via a Web Browser interface.

Product Roadmap - Phase H
●  Collector Module for Digital Devices (HOME MEDICAL MODEL)

Healthcare IT Platform Agreement	Confidential and Proprietary	Wag
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